EXHIBIT 99.1

Major Watershed Improvement Act Introduced in Pennsylvania Senate

June 5, 2013. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB/BB: BNET) supports adoption of the Major Watershed Improvement Act, Pennsylvania Senate Bill 994, introduced on June 4 by Senator Elder A. Vogel, Jr., Chairman of the Pennsylvania Senate Agriculture & Rural Affairs Committee.

The legislation will enable all verified credit generators (public and private; regulated and unregulated) to develop projects and sell verified nutrient credits on a long term basis under a competitively-bid procurement program.  This statewide program will enable Pennsylvania to use these verified nutrient reductions to initially meet their federal Chesapeake Bay mandate. The recent Pennsylvania Legislative Budget & Finance Committee study, A Cost Effective Alternative Approach to Meeting Pennsylvania’s Chesapeake Bay Nutrient Reduction Targets”, projected such a program would reduce Pennsylvania’s nutrient compliance costs by up to 80% and provide environmental and economic benefits to the local watersheds where the improvements occur.

This legislation will enable the agricultural sector, primarily livestock agriculture, to provide low cost solutions to Pennsylvania’s federally-mandated requirement to reduce nutrients to the Chesapeake Bay. The Bay’s (and the Nation’s) greatest water quality problem today is excess nutrients that severely degrade our freshwater resources as well as create hypoxic zones (dead zones) in downstream estuary waters such as the Chesapeake Bay and in the Gulf of Mexico.  Bion has had discussions with other states in the Mississippi River and Great Lakes basins and believes that successful adoption and implementation by Pennsylvania will be followed by many other states that also need cost-effective solutions.

Public spending on clean water at the federal, state and local levels, mostly driven by nutrient-removal costs, is increasing rapidly and reached $114B in 2010. Private sector agriculture, primarily the livestock sector, has long been acknowledged to represent the low-cost solution to excess nutrients but was prevented in the past from providing that solution by the lack of a cost-effective technology.

Bion has demonstrated a cost-effective technology solution that generates verified nutrient reductions from livestock waste treatment. Bion’s technology utilizes an approved sampling protocol and actual lab data in the same manner and to the same standards as point sources such as municipal waste water treatment plants. With the availability now of advanced technologies, the only remaining barrier to engage these cost-effective private-sector solutions is access to funding to implement them.

This legislation will address that final barrier by providing equal access to public funding for both public and private mitigation projects through a competitive bidding process, where solutions will be evaluated and funded based on cost and the value of their local watershed benefits. Ed Schafer, former U.S. Secretary of Agriculture, head of the Coalition for an Affordable Bay Solution (CABS) and Bion’s Executive Vice Chairman, stated, “The farming community has long awaited this important opportunity, which allows the financing and installation of new technologies to reduce the amount of nutrients flowing into our Nation’s watersheds. The proposed legislation to implement a competitive bidding process for the Commonwealth of Pennsylvania is cutting-edge public policy and will lead to improved water management with lower costs to the citizens.”  Bion is a founding member of CABS, along with Kreider Farms, Fair Oaks Farms and JBS, SA.

Successful adoption of this legislation will give Bion and others the opportunity to compete for public funding specifically allocated to address excess nutrients.  If such a program is implemented, Bion expects that the policies and strategies being developed in Pennsylvania will not only benefit the Company’s existing and proposed Pennsylvania projects but will also form the basis for an overall Chesapeake Bay watershed and national clean water strategy.

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Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented, next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides in the waste stream. Bion’s process simultaneously recovers cellulosic biomass from the waste stream that can be used to produce renewable energy. Bion’s technology enables the reduction of nutrients and other pollutants from existing livestock operations, as well as the ability to develop new, state-of-the-art livestock facilities in strategic locations with minimal environmental impacts and substantially improved resource and operational efficiencies.

In August 2012, Bion’s system at Kreider Dairy, a 2,000 cow dairy facility in Lancaster County, Pennsylvania, was issued a full and final water quality permit and its nitrogen reduction verification plan was approved by the PA Department of Environmental Protection.  Verified nitrogen reductions from Bion’s treatment of dairy and other livestock waste can be achieved at a fraction of the cost of traditional solutions that remove nitrogen at downstream ‘point sources’ such as municipal waste water treatment plants, power plants and other industrial facilities, and the treatment of storm water runoff. For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct